Exhibit 10(a)1

RETENTION AND RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RETENTION AND RESTRICTED STOCK UNIT AWARD AGREEMENT (the "Agreement"), made and entered into by and between THE SOUTHERN COMPANY (the “Company”) and CHARLES D. MCCRARY ("Employee"), shall be effective as of May 22, 2012 (the "Effective Date").

W I T N E S S E T H:

WHEREAS, the Compensation and Management Succession Committee of the Company Board of Directors (the “Compensation Committee”) has approved the Agreement in order to encourage Employee to continue employment with an affiliate of the Company for a specified term and to provide Employee with a retention award for service he will provide to the Company and its affiliates; and

WHEREAS, the Agreement is an Award made by the Compensation Committee under the Southern Company Omnibus Incentive Compensation Plan (the "Omnibus Plan").

NOW, THEREFORE, in consideration of the premises, and the agreement of the parties set forth in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Retention Award.   Employee is awarded under the Agreement the number of Restricted Stock Units valued at Two Million Dollars and No Cents ($2,000,000.00) at the closing Common Stock price on the effective date of the Agreement and shall become vested  in the Award provided Employee is actively employed with an affiliate of the Company on December 31, 2014 (the “Vesting Date”).

The award under this Paragraph 1 shall be treated as an award of Restricted Stock Units under the terms of the Omnibus Plan, and therefore governed by the terms of that plan.  The deemed dividends associated with the Restricted Stock Units shall be credited and treated as reinvested in additional Restricted Stock Units until the award is vested and paid in accordance with Paragraph 2.

2.           Timing and Form of Payment of Retention Amount.
(a)           Generally.  Unless modified by the provisions set forth in Paragraphs 2(b)-2(f), the vested amount shall be paid in shares of Common Stock to Employee in a lump sum within 30 days following the Vesting Date (the "Scheduled Payment Date").

(b)           Death.  If Employee dies while in active service prior to the Vesting Date, notwithstanding anything to the contrary in the Agreement, Employee shall be treated as fully vested in the retention award set forth in Paragraph 1.  The amount vested under this Paragraph 2(b) shall be paid on the earlier of (i) the Scheduled Payment Date or (ii) within 30 days following the Employee's date of death.  Employee shall designate his beneficiary(ies) in the beneficiary designation form set forth in Exhibit 1 to the Agreement.

(c)           Disability.  If Employee separates from service on account of becoming totally disabled as defined under the Company's long term disability plan prior to the Vesting Date, notwithstanding anything to the contrary in the Agreement, Employee shall be treated as fully vested in the retention award set forth in Paragraph 1.  The amount vested under this Paragraph 2(c) shall be paid on the earlier of (i) the Scheduled Payment Date or (ii) within 30 days following the date Employee separates from service on account of disability.

(d)             Involuntary Termination.  If Employee separates from service on account of being involuntarily terminated for reasons other than Cause prior to the Vesting Date, notwithstanding anything to the contrary in the Agreement, Employee shall be treated as fully vested in the retention award set forth in Paragraph 1.  The amount vested under this Paragraph 2(d) shall be paid on the earlier of (i) the Scheduled Payment Date or (ii) within 30 days following the date the Employee separates from service.

(e)           Voluntary Termination or Termination for Cause.  If Employee voluntarily terminates employment prior to the Vesting Date or is terminated for Cause solely as determined by the Company prior to the Scheduled Payment Date, Employee forfeits all amounts under the Agreement and all amounts which could have been paid under the Agreement.  For purposes of the Agreement, "Cause" or "Termination for Cause" shall include the following conditions:

               (1)      Failure to Discharge Duties.  Employee willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful or reasonable instructions given to him by the Company without reasonable excuse;

(2) Breach. Employee commits any material breach or repeats or continues (after written warning) any breach of his obligations hereunder;

(3) Gross Misconduct. Employee is guilty of gross misconduct. For the purposes of the Agreement, the following acts shall constitute gross misconduct as solely determined by the Company:

(i) Any act involving fraud or dishonesty or breach of appropriate regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like;

(ii) The carrying out of any activity or the making of any statement which would prejudice and/or reduce the good name and standing of the Company or any of its affiliates or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which these companies are located;

              (iii)          Attendance at a Company worksite in a state of intoxication or otherwise being found in possession on Company or any of its affiliates' property of any prohibited drug or substance, possession of which would amount to a criminal offense;

(iv) Assault or other act of violence against any employee of the Company or other person during the course of his employment; or

(v) Conviction of any felony or misdemeanor involving moral turpitude.

(f)           Delaying Payment. Notwithstanding the foregoing, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of the date of his separation from service, then payment of any amounts under the Agreement shall be deferred for six months after the date of his separation from service to the extent required by Section 409A of the Code.

3. Amendment and/or Termination of the Agreement. The Agreement terminates when all amounts have been paid or forfeited pursuant to Paragraph 2.  Notwithstanding the preceding sentence, the Employee and the Company may mutually agree to amend or terminate the Agreement prior to the Vesting Date only by written agreement signed by each party.

4.           Confidentiality. Employee represents and agrees that he will keep all terms and provisions of the Agreement completely confidential, except for possible disclosures to his legal and financial advisors and his spouse or to the extent required by law, and Employee further agrees that he will not disclose the terms, provisions or information contained in or concerning the Agreement to anyone other than those persons named above, including, but not limited to, any past, present or prospective employee or applicant for employment with the Company or any affiliate of the Company.  The Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

5.           Assignability.  Neither Employee, his estate, his beneficiaries nor his legal representatives shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable.  Any attempt to assign or transfer the right to payments under the Agreement shall be void and have no effect.

6.           Unsecured General Creditor.  The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under the Agreement, and such obligations shall be paid solely from the general assets of the Company.  Notwithstanding that Employee may be entitled to receive payments under the terms and conditions of the Agreement, the assets from which such amounts may be paid shall at all times be subject to the claims of the Company's creditors.

7.           No Effect on Other Arrangements.  It is expressly understood and agreed that any payments made in accordance with the Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

8.           Tax Withholding and Implications.  To the extent permitted under Section 409A of the Code, there shall be deducted from the vested retention amount the number of shares of Common Stock necessary to cover the amount of any tax required by any governmental authority to be withheld from the Employee and paid over by the Company  or an affiliate of the Company to such governmental authority for the account of the Employee.  The Company makes no representations or guarantees regarding the tax implications of the Agreement and advises Employee to consult with his attorney and/or tax advisor regarding the tax implications of the Agreement.  In addition, Employee agrees to hold harmless the Company with respect to any tax liability for any and all federal, state or local taxes or assessments, interest or penalties of any kind arising from the Agreement.

9.           Compensation.  Any compensation paid to Employee pursuant to the Agreement shall not be considered "compensation" as the term is defined in The Southern Company Employee Savings Plan, or "earnings" as such term is defined in The Southern Company Pension Plan.  Payments to Employee shall not be considered wages, salaries or compensation under any other Company-sponsored employee benefit or compensation plan or program, unless the explicit terms of such plan or program provide otherwise.

10.           No Guarantee of Employment.  No provision of the Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter or modify, whether or not for Cause, the Employee’s employment relationship with the Company.

11.           Governing Law.  The Agreement, and all rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of laws.

12.           409A. The parties agree that the terms and provisions of the Agreement will be construed and interpreted to the maximum extent permitted in order to comply with Section 409A of the Code, and the regulations promulgated thereunder.  Neither the Employee nor the Company may accelerate any deferred payment under the Agreement, except in compliance with Section 409A of the Code.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Agreement has been executed by the parties first listed above, this _6__ day of __June_____2012.

“COMPANY”
THE SOUTHERN COMPANY

By:   /s/Thomas A. Fanning
Its: Chairman, President, and Chief Executive Officer

                                                     “EMPLOYEE”
                                                    CHARLES D. MCCRARY
                                                     /s/Charles D. McCrary

RETENTION AND RESTRICTED STOCK UNIT AWARD AGREEMENT
EXHIBIT 1
BENEFICIARY DESIGNATION

Beneficiary

Name                                    Relationship                                               Percentage

Name                                    Relationship                                               Percentage
In the event that all or some beneficiaries designated above are not living at the time payment should be made, I designate the following contingent beneficiaries to be paid such amounts:

Contingent Beneficiary

Name                                    Relationship                                               Percentage

Name                                    Relationship                                               Percentage

Any amounts not paid to the contingent beneficiary(ies) shall be paid to the Employee's estate.